EXHIBIT 10.7
     SERVICES AGREEMENT

     THIS AGREEMENT, is made effective this 4th day of February, 1997, between GOLD RESERVE CORPORATION , a Montana Corporation, with its principal office in Spokane, Washington, herein referred to as "Corporation", and James P. Geyer, of Spokane, Washington, herein referred to as the "Executive".

     In consideration of the mutual covenants and benefits as herein set forth, the parties hereto agree as follows:

     SECTION ONE
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     EMPLOYMENT

     1. The Corporation hereby employs the Executive as its Senior Vice President, with the primary duty to oversee all mining and technically related activities, and the Executive hereby accepts such employment and agrees to devote all of his efforts for the benefit of the Corporation and to faithfully, industriously, and to the best of his ability, experience and talents, perform all of his required and assigned duties. Executive shall perform the duties of the Senior Vice President subject to the general supervision and pursuant to the orders, advice and direction of the President of the Corporation.

       Executive shall also render such other reasonable and unrelated services and duties as may be assigned to him from time to time by the President of the Corporation.

     SECTION TWO
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     TERM OF EMPLOYMENT

     2.  The primary term of this Agreement shall be for a period of two
         (2) years commencing February 4, 1997 and will continue under the provisions of this Agreement until terminated as provided in
         Section 5.

     SECTION THREE
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     COMPENSATION

     3. The Corporation shall pay Executive, and the Executive shall accept from the Corporation, compensation at the minimum rate of U.S. $175,000 per year, prorated and payable bi-monthly or on such other basis as the parties may hereafter agree. Such minimum compensation may be adjudged for merit or other raises as from time to time determined by the Board of Directors or any Committee thereof having such authority. The Executive shall be entitled to a minimum paid vacation of four (4) weeks in any calendar year. If the Executive shall not use all vacation days in any calendar year, Executive shall be permitted to carry over those vacation days into the subsequent calendar year up to a maximum of 50% of the Executive's annual paid vacation days in any one calendar year. Unused vacation days in excess of the number of days allowed to be carried over to the subsequent year will be monetized in accordance with the Executive's compensation. Such monies shall be applied by the Executive against the exercise price of the Executive's stock options that approximate such monies.

     SECTION FOUR
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     OTHER BENEFITS

     4. In addition to the compensation as provided above, Corporation shall provide for Executive the following additional benefits:

          (1) Term insurance on the life of the Executive, when put into effect, equal to at least U.S. $350,000, with proceeds thereof upon Executive's death to be payable to Executive's named beneficiary;

          (2) Participation in all the Corporation's benefits, including medical, dental, vision, stock option and KSOP plans, retirement plan, bonus, holiday and any and all other plans (including disability insurance) that may be made available to employees;

          (3) Upon the one year anniversary (February 5, 1998), the Company shall grant a bonus of U.S. $44,062.50 which funds will be used to exercise 5,000 shares pursuant to Executive's stock options;

          (4)  Indoor parking near Corporation's offices;

          (5) Payment of dues in professional associations as may be required to maintain the Executive's membership in such associations;

          (6) Attendance at appropriate conferences, seminars and educational programs as may be necessary with the approval of the President;

          (7) Reimbursement for all expenses incurred in connection with the performance of services to the Corporation, including entertainment, travel and other expenses incidental to the duties undertaken hereunder, provided that such expenses shall be reasonable and necessary and that Executive shall submit bills and vouchers, when possible, supporting all requests for reimbursement in accordance with Corporation's policies;

          (8) An appropriate office, which office will be located in Spokane, Washington, which shall be the principal place of employment during the term of the Agreement. The Executive hereby acknowledges that the current business of the Corporation requires its senior executives to be absent, from time to time, from the principal place of employment to other locations; and

          (9) Such directors and officers liability insurance coverage as may be available from time to time to all directors and officers.

     SECTION FIVE
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     TERMINATION

     5. This agreement will terminate or may be terminated by any one of the following:

          (1)  By mutual agreement.

          (2)  Voluntarily and without cause, upon at least  3 months prior
               written  notice   of  termination  by  Corporation   to  the
               Executive or by the Executive to the Corporation;

          (3)  By  the  Corporation for  cause  as  hereinafter defined  in
               Section 10;

          (4) Upon the death or disability of Executive subject to the provisions in Section 6 (D); or

          (5) Constructive termination by third parties subject to the provisions in Section 6 (E).

     SECTION SIX
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     SEVERANCE COMPENSATION

     6 (A).  Termination by Executive or by Corporation With Cause:

          (1) If Executive shall voluntarily terminate his employment under this Agreement pursuant to Section 5 (2) or if the employment of the Executive is terminated by the Corporation for cause pursuant to Section 5 (3), then all compensation and benefits as heretofore provided in Section 3 shall terminate immediately upon the effective date of termination (accrued vacation not taken will be paid to Executive at his then daily or weekly pay rate pursuant to the provision in
               Section 3 at time of termination).

     6 (B).  Termination by Corporation Without Cause

          (1) If Corporation shall terminate this Agreement for any reason except cause pursuant to Section 5 (3) and as defined in
               Section 10, then upon the termination of the Executive's employment under this Agreement, the Corporation shall pay an amount equal to 24 months' salary. The amount shall be paid in one lump sum no later than the fifth (5th) day following the date of termination of the Executive's employment. All employee benefits provided to the Executive shall be continued as if the Executive was still an employee of the Corporation, for a period of one year from the date of termination or until replacement of benefits of a similar nature from a new employer. In the event Executive has existing stock options, such options will be governed in accordance with the terms of the respective option agreement(s).

     6 (C ).  Termination for Good Reason (includes Change In Control)

          (1) Executive shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without Executive's express written consent, any of the following:

               i. the assignment to Executive of any duties inconsistent with Executive's responsibilities from those in effect immediately prior to a Change in Control;

               ii. a reduction by the Corporation in Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time or a failure by the Corporation to increase Executive's salary at a rate commensurate with that of other senior executives of the Corporation;

               iii. the relocation of the office of the Corporation where Executive is employed at the time of a Change in Control ("the CIC Location") to a location more than fifty (50) miles away from the CIC Location or the Corporation's requiring Executive to be based more than fifty (50) miles away from the CIC Location (except for required travel on the Corporation's business to an extent substantially consistent with Executive's business travel obligations just prior to the Change in Control);
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               iv.    the failure by the Corporation to continue to provide
                      Executive with benefits at least as favorable to those enjoyed by Executive under any of the Corporation's other benefits (Section 4) in which Executive was participating at the time of the Change in Control, the taking of any action by the Corporation which would directly or indirectly materially reduce any of such benefits or deprive Executive of any material fringe benefit enjoyed by Executive at the time of the Change in Control, or the failure by the Corporation to provide Executive with the number of paid vacation days to which Executive is entitled to at the time of the Change in Control; and, if the business of the Corporation for which Executive's services are principally performed is sold at any time after a Change in Control and the purchaser of such business fails to agree to provide Executive with the same or a comparable position, duties, salary and benefits as provided to Executive by the Corporation immediately prior to the Change in Control.

     6 (D).  Termination By Death or Disability

          (1) If Executive dies or becomes disabled before his employment is otherwise terminated, in addition to payments otherwise provided through insurance under Section 4 (1) and (2), the Corporation will immediately pay an amount of compensation equal to three month's annual salary as if Executive had been terminated without cause and all employee benefits theretofore provided to Executive will be continued for a period of one year from the date of death or disability as if the Executive was still an employee of the Corporation. If such termination is due to Executive's death, payment will be made in one lump sum to his beneficiary, to be named in writing by Executive upon signing this Agreement, which designation may be changed at any time by written notice signed by Executive and delivered to the Secretary of Corporation; if no beneficiary survives Executive, the entire amount will be paid to his estate. If such termination is due to Executive's disability, payment will be made in one lump sum to Executive.

     6 (E).  Constructive Termination by Third Parties

          (1) In the event Executive is taken hostage or otherwise wrongfully imprisoned or restrained, against his will and beyond his control, by a third party, all salary and benefits under this Agreement shall continue until such time as the Corporation may reasonably make determination that Executive is unlikely to return to his position. At that time, the Corporation may elect to make payment to Executive's designated beneficiary in accordance with
               Section 6 (D).

     SECTION SEVEN
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     NON-TRANSFERABILITY

     7. This is a personal agreement. No Executive's rights, benefits or interests hereunder may be subject to sale, anticipation, alienation, assignment, encumbrance, charge, pledge hypothecation, transfer, or set-off in respect of any claim, debt, or obligation or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

     SECTION EIGHT
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     DIRECTORSHIPS

     8. The Executive shall be entitled to accept a position as a director of other corporations, whether such corporation is engaged in the mining industry or not, provided such directorship is first approved by the Board of Directors.

     SECTION NINE
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     REPRESENTATIONS

     9. The Corporation represents to the Executive and the Executive may rely on such representations and warranties in entering into this Agreement as follows:

          (1) The common shares of Gold Reserve Corporation are listed for trading on NASDAQ and The Toronto Stock Exchange.

          (2) The financial statements, reports, and other information provided by the Corporation and its respective officers constitute complete and accurate disclosure of the status of the affairs of Gold Reserve Corporation and do not know of any other information, which if disclosed to the Executive, might reasonably be expected to cause the Executive to refrain from accepting employment with the Corporation or affect the value of Gold Reserve Corporation shares.

     SECTION TEN
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     DEFINITION OF CAUSE

     10. Cause to terminate the Executive's employment shall mean (a) the wilful and continued failure by the Executive to perform his duties in breach of a fiduciary duty imposed by his current position with the Corporation, (b) the wilful engaging by the Executive of misconduct which is materially injurious to the Corporation, monetarily or otherwise, or (c) the wilful violation by the Executive of the provisions of this Agreement, or (d) for any other "Cause" as determined in accordance with the laws of the State of Washington.

     SECTION ELEVEN
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     CHOICE OF LAW

     11. The parties hereto agree that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Washington, and that in any action, special proceedings or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Washington shall be applicable and shall govern to the exclusion of the law under any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

     SECTION TWELVE
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     BINDING EFFECT

     12. This Agreement shall be binding upon and shall inure to the benefit of the Corporation, its successors or assigns and the personal representative, heirs, executors and administrators of the Executive.

     SECTION THIRTEEN
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     CONFIDENTIALITY

     13. Executive agrees that except as required for the performance of his duties, obligations and responsibilities hereunder, he will not at any time during the term of this Agreement or thereafter divulge to any person, firm or corporation any confidential information received by him during the course of his employment and all such confidential information shall be kept confidential and deemed the property of Corporation. For the purpose of this provision, confidential information means, information known to the Executive as a consequence of his employment by Corporation and not generally known in the industry in which the Corporation is engaged or otherwise available to third parties from sources unrelated to or controlled by Corporation.

     SECTION FOURTEEN
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     OTHER

     14. In the event that the Company does not have sufficient assets to complete the terms of this Agreement, this contract will be null and void.

     IN WITNESS WHEREOF, the parties have executed this Agreement at Spokane, Washington on the day and year first above written.

     GOLD RESERVE CORPORATION


     --------------------------------
     By: Rockne J. Timm, President
     and CEO


     EXECUTIVE

     --------------------------------   ---------------------------------
     By:  James P. Geyer                Witness

     Named beneficiary of the Executive is                                ,
     wife of the Executive.                ------------------------------

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